SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

CORAUTUS GENETICS INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

(Address of principal executive offices, including zip code)

(404) 526-6200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The Compensation Committee and the independent members of the Board of Directors of Corautus Genetics Inc. (“Corautus”) approved new Employment Agreements for its current Chief Executive Officer and President, Richard E. Otto, and its current Executive Vice President, Chief Financial Officer and Secretary, Robert T. Atwood, effective as of February 4, 2005. The Employment Agreements were executed on, and effective as of, February 4, 2005 and supercede each of the prior Employment Agreements, which had a term of two years from their effective date of February 5, 2003.

The Employment Agreement for Mr. Otto, attached hereto as Exhibit 99.1, provides that he will continue to serve as the Chief Executive Officer and President of Corautus. The Employment Agreement for Mr. Atwood, attached hereto as Exhibit 99.2, provides that he will continue to serve as the Executive Vice President, Chief Financial Officer and Secretary of Corautus. The Employment Agreements also provide that Mr. Otto and Mr. Atwood, respectively, will continue to serve as members of the Board, and that during their employment, the Board shall nominate each of them for re-election as a member of the Board. The term of both Employment Agreements is for a period of two years. The material provisions of the Employment Agreements, as set forth below, for each of Mr. Otto and Mr. Atwood (hereinafter referred to collectively as the “Executives,” and individually as the “Executive”) are substantially identical.

The annual base salary for each of the Executives is $300,000, which is the same level of cash compensation as the Executives had under their prior Employment Agreements. Each of the Executives were granted nonqualified stock options to purchase 500,000 shares of Corautus’ common stock under the Corautus Genetics Inc. 2002 Stock Plan. The per share option exercise price is $5.10 and was determined based on the fair market value per share on the date of grant, which was February 4, 2005. The options become exercisable upon the achievement of certain milestones relating to Corautus’ clinical trials and the satisfaction of certain other corporate goals. These options shall have a 10-year term. The Executives are eligible to receive any annual incentive, performance or other bonuses, in cash, options or common stock as may be recommended by the Compensation Committee and approved by the independent members of the Board.

The employment relationship with each of the Executives is one of “at-will employment,” which provides that either party to the agreement may terminate the agreement at any time for any reason. However, in the event of termination of the agreement due to death, disability, by Corautus without Cause or by the Executive for Good Reason (as defined in the Employment Agreements), the Executive is entitled to a severance payment equal to one year’s salary at his then current rate of base salary, which payment will be due and payable on the date six months following the date of termination. In the event of termination of the agreement due to expiration of the agreement, by Corautus for Cause or voluntary termination by the Executive, the Executive shall not be entitled to any severance payment from Corautus. In the event of termination of the agreement within one year prior to, or two years following a Change in Control (as defined in the Employment Agreements), the Executive is entitled to receive as a severance payment, a lump sum cash payment equal to one year’s salary at his then current rate of base salary, which amount shall be due and payable on the date six months following the date of termination.

Item 8.01. Other Events

The Executives (as defined in Item 1.01 above) and three directors previously entered into individual sales plans complying with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, for trading in shares of Corautus common stock. No sales have occurred under any of these plans. Under the respective plans, certain specified amounts of common stock may be sold in the future upon the common stock’s attainment of a per share price at varying premiums to the current per share price. The plans have individual formulas, which include quantities, pricing points and other variables in accordance with Rule 10b5-1. The number of shares available for sale under each Executive’s respective plan represents less than 10% of such Executive’s fully diluted share ownership, and the aggregate number of shares available for sale under all five of the plans in the aggregate represents less than 10% of the aggregate fully diluted share ownership of the Executives and the three directors.

Item 9.01. Financial Statement and Exhibits

The following exhibits are filed with this report.

Exhibit No.		Description
99.1	–	Employment Agreement between Corautus Genetics Inc. and Richard E. Otto, effective as of February 4, 2005.

99.2	–	Employment Agreement between Corautus Genetics Inc. and Robert T. Atwood, effective as of February 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: February 10, 2005	/s/ Jack W. Callicutt
Jack W. Callicutt Vice President - Finance and Administration Chief Accounting Officer

Exhibit Index

Exhibit No.		Description
99.1	–	Employment Agreement between Corautus Genetics Inc. and Richard E. Otto, effective as of February 4, 2005.

99.2	–	Employment Agreement between Corautus Genetics Inc. and Robert T. Atwood, effective as of February 4, 2005.